NEWS RELEASE

For further information, contact:
Beatrice Neil, Irwin Mortgage Corporation	(317) 844-7788
Greg Ehlinger, Irwin Financial Corporation	(812) 376-1935

January 2, 2001	For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES
ROBERT H. GRIFFITH AS PRESIDENT OF IRWIN MORTGAGE SUBSIDIARY

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced the promotion of Robert H. Griffith to President and Chief Executive Officer of its Irwin Mortgage Corporation subsidiary, completing a previously announced senior management transition at the subsidiary.

Griffith, 42, most recently was Executive Vice President and Chief Operating Officer of Irwin Mortgage. As President, he will report to Irwin Financial Corporation President John Nash, who is also Chairman of Irwin Mortgage.

Griffith has 17 years of industry experience and joined Irwin Mortgage in 1986. He earned a BS in Economics from James Madison University and a JD from Duke University. He is a Director of the Indianapolis Neighborhood Housing Partnership, has participated in activities of the Mortgage Bankers Association of America (MBA), and attended the MBA School of Mortgage Banking.

As previously announced, former mortgage company President Rick L. McGuire will continue his work within the company as Vice Chairman and will assist Griffith and other senior management of Irwin Mortgage on issues related to production strategies, regulatory affairs, and secondary market activities.

Irwin Mortgage Corporation (www.irwinmortgage.com), is one of the nation's leading full service residential mortgage lenders with offices nationwide. Irwin's emphasis is serving customers who require expertise and specialized services in financing or refinancing homes in selected retail, wholesale, and internet channels. In 1999, Irwin Mortgage assisted over 54,000 families achieve the American Dream of homeownership.

Irwin Mortgage is a subsidiary of Irwin Financial Corporation (www.irwinfinancial.com) which is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures Inc. -- provides a broad range of consumer and commercial financial services in selected markets in North America.